EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑147879 and 333-176021 on Form S-8 of Insight Enterprises, Inc. of our report dated March 14, 2019, relating to the consolidated financial statements and financial statement schedule of PCM, Inc. and subsidiaries, and the effectiveness of PCM, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K/A of Insight Enterprises, Inc.

/s/: Deloitte & Touche LLP

Los Angeles, CA

November 1, 2019